Exhibit 99.1
OSI Announces Intention to Offer $150 Million of Convertible Senior Subordinated Notes
MELVILLE, NEW YORK — January 2, 2008 — OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) today announced that it intends to offer, subject to market conditions, a new issue of $150 million of Convertible Senior Subordinated Notes due 2038. The notes will be convertible into OSI common stock at a price to be determined. The notes will be unsecured obligations of OSI and will be subordinated in right of payment to all of its existing and future senior indebtedness. As part of the offering, OSI will also grant the initial purchasers a 13-day option to purchase up to an additional $22.5 million principal amount of the notes.
The Company intends to use the net proceeds from the offering (i) to fund repurchases of its common stock concurrently with the offering using an amount equal to approximately 30% of gross proceeds of the offering; (ii) to repurchase or otherwise retire its 3.25% convertible senior subordinated notes due 2023 (if not converted) and (iii) for general corporate purposes.
The notes will be issued in a private placement and are expected to be resold by the initial purchasers to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”). The convertible senior subordinated notes and the shares of common stock of OSI issuable upon the conversion of the notes will not be and have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.
This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.
This news release contains certain forward-looking statements that involve risks and uncertainties. Such statements with respect to OSI reflect the current views of OSI’s management and are based on certain assumptions. Actual results for OSI could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in OSI’s filings with the U.S. Securities and Exchange Commission.

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